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Memory Pharmaceuticals Announces Results for Phase 2a Trial of MEM 1003 in Alzheimer’s Disease
-Company to Host Conference Call at 9:00 a.m. EDT-

Montvale, NJ – October 15, 2007 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced top-line data from the multi-center, randomized, double-blind, placebo-controlled Phase 2a study of MEM 1003, a neuronal L-type calcium channel modulator, in Alzheimer’s disease. The trial enrolled 183 subjects with mild to moderate Alzheimer’s disease at over 40 centers in the United States and included monotherapy subjects and subjects on stable doses of cholinesterase inhibitors. The trial failed to meet its primary endpoint, which was a twelve-week mean change in the Alzheimer’s disease Assessment Scale — Cognitive subscale (ADAS — cog) score in the overall population.

The negative results were largely driven by an unusually large placebo response in the subgroup of monotherapy subjects. In the subgroup of subjects receiving cholinesterase inhibitors, the change in ADAS-cog favored treatment over placebo, although this difference was not statistically significant. Similarly, in this subgroup, numeric improvements were seen in all of the four secondary endpoints, which included the Mini-Mental State Exam, the Alzheimer’s Disease Cooperative Study – Activities of Daily Living, the Clinician Interview-Based Impression of Change with Caregiver Input and the Neuropsychiatric Inventory.

“Based on this information, I believe that further development of this compound merits consideration,” said Pierre N. Tariot, M.D., Professor of Research Psychiatry, Director of the Memory Disorders Center of the Banner Alzheimer’s Institute in Phoenix, and chairman of the study’s data and safety monitoring board.

“While we are disappointed that the trial did not meet the primary endpoint, we are encouraged by the favorable trend seen in the subgroup of subjects receiving cholinesterase inhibitors,” said Stephen R. Murray, M.D., Ph.D., Chief Medical Officer. “Clearly there is a significant need for new options for the treatment of Alzheimer’s disease, and we believe that the effects of MEM 1003 seen in this study warrant further investigation.”

Subjects participating in the study were randomized at enrollment into one of three treatment groups — 30 mg of MEM 1003 twice a day, 90 mg of MEM 1003 twice a day or placebo twice a day. During the double-blind treatment segment of the study, subjects received MEM 1003 or placebo for a period of 12 weeks, which was followed by a four week single-blind placebo treatment. Secondary measures assessed changes in activities of daily living, behavior and global function.

MEM 1003 was generally well-tolerated in the trial. The rates of treatment-emergent adverse events were similar in all arms of the trial. There were seven treatment-emergent serious adverse events (SAEs) in five subjects, including two deaths. Four of the subjects were in the 30 mg dose group and the fifth subject was in the 90 mg dose group. None of the SAEs were deemed to be treatment-related by the investigators.

The Company expects to report top-line results from its Phase 2a clinical trial of MEM 3454, its lead nicotinic alpha-7 agonist, in Alzheimer’s disease by the middle of the fourth quarter.

About MEM 1003

MEM 1003 is a neuronal L-type calcium channel modulator that Memory Pharmaceuticals is developing for the treatment of Alzheimer’s disease. By blocking L-type calcium channels, MEM 1003 may regulate the flow of calcium and reestablish normal levels of calcium, which may help treat and prevent the onset of Alzheimer’s disease.

Conference Call and Webcast Information

Memory Pharmaceuticals will hold a conference call on Monday, October 15, 2007, at 9:00 a.m. EDT to discuss the top-line data from the trial. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Monday, October 15, 2007
Time:	9:00 a.m. EDT
Telephone (U.S.):	866.831.6247
Telephone (international):	617.213.8856
Participant Passcode:	75768586
Webcast:	http://www.memorypharma.com under the "Investors" section

An audio replay of the conference call will be available from 11:00 a.m. EDT on Monday, October 15, 2007, until Monday, October 22, 2007. To access the replay, please dial 888.286.8010 (U.S.) or 617.801.6888 (international) and enter passcode number 19010973. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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